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                                                                   EXHIBIT 10.15

                                      SM&A

                     AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT
                                       OF
                               BENNETT C. BEAUDRY



        This Amendment No. 2 to Employment Agreement (this "Amendment") is entered into as of January 20, 2003 by and between SM&A, a California corporation formerly known as Emergent Information Technologies, Inc. ("SM&A"), and Bennett C. Beaudry ("Employee"), with reference to the following:

A. SM&A and Employee are parties to that certain Employment Agreement dated as of October 4, 2002, as amended by Amendment No. 1 to Employment Agreement dated as of January 30, 2003 (as amended, the "Employment Agreement") pursuant to which Employee has agreed to perform services for SM&A on the terms and conditions set forth therein.

B. Employee and SM&A desire to amend the Employment Agreement to reflect certain agreed upon changes in Employee's title, the term, compensation and benefits.

        NOW, THEREFORE, in consideration of the promises and obligations contained herein and in the Employment Agreement, SM&A and Employee agree to amend the Employment Agreement as follows, with each such amendment to become effective as of January 1, 2004:

        1. Term. Section 1.2 of the Employment Agreement shall be amended and restated to read in its entirety as follows:

        1.2. This Agreement shall be effective as of November 1, 2001 (the "Effective Date") and shall terminate on December 31, 2006 unless sooner terminated pursuant to the terms set forth below.

        2. Duties. Section 2.1 of the Employment Agreement is hereby amended to reflect Employee's title as President and Chief Operating Officer of the Company.

        3. Base Salary: Paragraph 1 of Exhibit A to the Employment Agreement, entitled "Base Salary", shall be amended and restated to read in its entirety as follows:

        "BASE SALARY. Effective January 1, 2004, Employee's base annual salary shall be $300,000 per year, paid in accordance with the Company's standard payroll practices for its executive officers (the "Base Salary"). The Base Salary shall be increased to $330,000 effective January 1, 2005 and to $360,000 effective January 1, 2006.


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        4. Cash Bonus in the Event of Certain Transactions: Paragraph 3 of
Exhibit A to the Employment Agreement, entitled "Cash Bonus in Event of Certain Transactions", shall be amended and restated to read in its entirety as follows:

        CASH BONUS IN THE EVENT OF CERTAIN TRANSACTIONS. If a Change of Control (as defined in the Agreement) occurs, Employee shall be paid a cash bonus equal to his current Base Salary per year no later than 10 days after the effective date of such Change in Control. Any such amount shall be in addition to payments to which Employee may become entitled to under Section 12.3 of the Employment Agreement.

        5. Options. Paragraph 7 of Exhibit A to the Employment Agreement shall be amended and restated to read in its entirety as follows:

        OPTIONS. On each January 1 on which Employee continues to be employed by SM&A, Employee shall be granted a stock option, issued pursuant to SM&A's Amended and Restated 1997 Stock Option Plan or any future stock incentive plan approved by the Board of Directors and the shareholders, to purchase up to 100,000 shares of Common Stock. The exercise price of each stock option shall be equal to the fair market value of the Common Stock on the date of grant and the options shall each vest (i.e., become exercisable) in sixteen equal quarterly installments, commencing on the three-month anniversary of the date of grant. Such stock options shall be in the form generally approved for grants to officers of SM&A; provided, however, that such stock options shall vest in full upon the occurrence during the term of the employment agreement to which this Exhibit A is attached of a Change of Control (as defined in such employment agreement). The grant for 2004 shall be made by the Board of Directors or the Compensation Committee as soon as practicable after the date of this Amendment, but vesting shall commence as to such shares on April 1, 2004 and continue on each three month anniversary of April 1 so long as employee remains employed by SM&A.

        6. Cash Bonus Opportunity: A new paragraph 8 shall be added to Exhibit A to the Employment Agreement, which shall read in its entirety as follows:

        If the Company's revenues for the fiscal year ended December 31, 2004 exceed $100,000,000, then employee shall be paid a cash bonus of $150,000 no later than March 15, 2005, subject to applicable tax withholding requirements.

        7. Medical Cost Reimbursement. A new paragraph 9 shall be added to Exhibit A to the Employment Agreement, which shall read in its entirety as follows:

        The Employee shall be entitled to receive reimbursement for documented medical expenses of the Employee and his dependents not otherwise


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        covered by the Company's medical plan and long term care and disability insurance coverage for the Employee.

        8. Housing Cost Reimbursement. A new paragraph 10 shall be added to Exhibit A to the Employment Agreement, which shall read in its entirety as follows:

        The Employee shall be entitled to receive reimbursement for documented expenses incurred in rental of an apartment in Newport Beach, California or the surrounding metropolitan area, in an amount not to exceed $1,850 per month during the term of the Employment Agreement.

        9. General. Headings used in this Amendment are for convenience only and are not intended to affect the meaning or interpretation of this Amendment. Except as set forth in this Amendment, the Employment Agreement shall remain in full force and effect. The Employment Agreement (as superseded in part by this Amendment) each prior amendment, and this Amendment constitute the entire agreement among the parties with respect to the subject matter hereto and supersedes any and all other agreements, either oral or in writing, among the parties with respect to the subject matter hereof. Each party represents and warrants to the other that the Employment Agreement and this Amendment constitute the legal, valid and binding obligation of such party, enforceable in accordance with their terms. Any other amendment or modification may only be in a writing executed by all of the parties hereto.

        IN WITNESS WHEREOF, the undersigned have executed this Amendment as of January 20, 2003.

                                             SM&A

                                             By:  /s/ Steven S. Myers
                                                  ------------------------------
                                                  Steven S. Myers
                                                  Chairman and
                                                  Chief Executive Officer


                                             /s/ Bennett C. Beaudry
                                             -----------------------------------
                                             Bennett C. Beaudry



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